Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

GSE Holding, Inc.

Houston, Texas

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 9 to the Registration Statement (Form S-1) of our report dated July 8, 2011 (except for Note 3, as to which the date is October 19, 2011, Notes 2 and 18, as to which the date is November 10, 2011 and Note 19, which is as of December 6, 2011), relating to the consolidated financial statements and schedule of GSE Holding, Inc., which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s restatement of previously filed financial statements.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

February 9, 2012